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Exhibit 99.1


CONTACT:  Frank Marcucci                        Deborah Stapleton/Kristine Mozes
          Amkor Technology Inc.                 Stapleton Communications Inc.
          (610) 431-9600                        (650) 470-4225

                Amkor Technology, Inc. Signs Agreement to Acquire
                Anam Semiconductor's Packaging and Test Facility

             Acquisition Subject to Board Approval, Other Conditions

     WEST CHESTER, Pa.--January 20, 1999--Amkor Technology, Inc. (Nasdaq: AMKR) today announced that it has signed an agreement with Anam Semiconductor to acquire Anam's K4 semiconductor packaging and test facility located in Kwangju, Korea for up to $600 million in cash, plus the assumption of up to $7 million in liabilities.

     The closing of this acquisition is dependent upon a number of conditions, including the approval of Amkor's board of directors following satisfactory completion of due diligence by Amkor, arranging financing of up to $600 million on terms satisfactory to Amkor, receipt by Amkor of a satisfactory fairness opinion, approval of a financial workout plan by Anam's large bank creditors and receipt by Amkor of certain tax exemptions in Korea in connection with the future operations of K4. The transaction will also require the approval of Anam shareholders.

     The K4, Kwangju-based facility is the largest and newest of ASI's four semiconductor packaging and test operations in Korea. K4 is a state-of-the-art semiconductor packaging and test facility with over one million square feet of manufacturing and support space and encompasses more than 100 acres of land, which provides for future expansion opportunities. Currently, it is producing advanced semiconductor packages including PBGA, MicroBGA, SuperBGA and TSOP.

     Amkor Technology, Inc. is the world's largest independent provider of semiconductor packaging and test services. The company offers a complete set of services including deep submicron wafer fabrication, wafer probe testing, IC packaging assembly and design, final testing, burn-in, characterization and reliability testing. More information on Amkor Technology, Inc. is available from the company's SEC filings and on Amkor's web site, http.//www.amkor.com. Amkor Technology, Inc. is traded on the Nasdaq National Market under the symbol AMKR.

     The statements in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Further information on risk factors that could affect the company's results is detailed in the company's filings with the Securities and Exchange Commission, including the Report on Form 10-Q for the quarter ended September 30, 1998.